Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Shirley Chow - Porter Novelli Life
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www.genaera.com	schow@pnlifesciences.com

GENAERA CORPORATION ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Plymouth Meeting, PA — August 11, 2008 — Genaera Corporation (NASDAQ: GENR) today announced its financial results for the three- and six-month periods ended June 30, 2008. The net loss for the three-month period ended June 30, 2008 was $4.8 million, or $(0.27) per share basic and diluted, as compared to a net loss of $2.0 million, or $(0.11) per share basic and diluted, for the three-month period ended June 30, 2007. The net loss for the six-month period ended June 30, 2008 was $9.0 million, or $(0.52) per share basic and diluted, as compared to a net loss of $6.2 million, or $(0.35) per share basic and diluted, for the six-month period ended June 30, 2007.

Genaera’s research and development expenses for the three- and six-month periods ended June 30, 2008 were $3.5 million and $7.4 million, respectively, compared to $3.1 million and $6.6 million, respectively, for the same periods in 2007. The increase was primarily due to increases in research and clinical costs related to the trodusquemine (MSI-1436) program for the treatment of obesity and type 2 diabetes and increases in stock-based compensation expense. These increases were partially offset by decreases in manufacturing and personnel costs associated with the MSI-1436 program and decreases in clinical, manufacturing, research and personnel expenses as a result of the termination of the squalamine program for the treatment of wet age-related macular degeneration and the LOMUCIN™ program for the treatment of cystic fibrosis in 2007.

Genaera’s general and administrative expenses for the three- and six-month periods ended June 30, 2008 were $1.4 million and $3.6 million, respectively, compared to $1.6 million and $3.1 million, respectively, for the same periods in 2007. The decrease in the three-month period ended June 30, 2008 was due principally to decreases in realignment costs, bonus expense, public company expenses and accounting fees. The decrease was partially offset by an increase in stock-based compensation expense. The increase in the six-month period ended June 30, 2008 was due principally to an increase in stock-based compensation expense. This increase was partially offset by decreases in realignment costs, payroll expenses, bonus expense, accounting fees and public company expenses.

The Company’s cash, cash equivalents and short-term investment balance was $12.8 million at June 30, 2008.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. For further information, please see our website at http://www. genaera. com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436) and the IL-9 antibody program. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates including trodusquemine (MSI-1436) and the IL-9 antibody program may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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GENAERA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$45	$2,403	$1,354	$2,610

Costs and expenses:
Research and development	3,549	3,089	7,387	6,559
General and administrative	1,378	1,639	3,563	3,071

	4,927	4,728	10,950	9,630

Loss from operations	(4,882)	(2,325)	(9,596)	(7,020)
Interest income	104	338	280	705

Loss before income taxes	(4,778)	(1,987)	(9,316)	(6,315)
Income tax benefit	—	—	281	147

Net loss	$(4,778)	$(1,987)	$(9,035)	$(6,168)

Net loss per share — basic and diluted	$(0.27)	$(0.11)	$(0.52)	$(0.35)

Weighted average shares outstanding — basic and diluted	17,465	17,449	17,464	17,446

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2008	December 31, 2007
Cash, cash equivalents and short-term investments	$12,759	$20,900
Prepaid expenses and other current assets	469	356
Fixed assets, net	296	374
Other assets	56	56

Total assets	$13,580	$21,686

Current liabilities	$1,699	$3,377
Other liabilities	56	70
Stockholders’ equity	11,825	18,239

Total liabilities and stockholders’ equity	$13,580	$21,686